Exhibit 4.1

EXECUTION VERSION

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE, dated as of June 30, 2011 (this “Supplemental Indenture”), is entered into by and between Carpenter Technology Corporation, a corporation incorporated under the laws of the State of Delaware (the “Company”), and U.S. Bank National Association, as successor trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of January 12, 1994 (the “Base Indenture” ) as supplemented by the First Supplemental Indenture, dated May 22, 2003 (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”), relating to the issuance from time to time by the Company of its Securities on terms to be specified at the time of issuance;

WHEREAS, the Company proposes to create under the Indenture a new series of Securities;

WHEREAS, Section 301 of the Indenture provides that at or prior to the issuance of any Securities within a series, the terms of the series of Securities shall be established by a supplemental indenture or under resolutions of the Board of Directors of the Company; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding agreement of the Company have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:

ARTICLE ONE

RELATION TO INDENTURE; DEFINITIONS; RULES OF CONSTRUCTION

SECTION 1.01 Relation to Indenture. This Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 1.02 Definitions. For all purposes of this Supplemental Indenture, the following terms shall have the respective meanings set forth in this Section.

“Change of Control” means any one of the following: (1) the consummation of the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares; (3) the consummation by the Company of a consolidation with, or merger with or into, any Person, or the consummation by any Person of a consolidation with, or merger with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; (4) the first day on which the majority of the members of the Board of Directors of the Company cease to be Continuing Directors; or (5) the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such Redemption Date, as set forth in the weekly Federal Reserve Statistical Release designated “H.15 (519)” (or any successor release) published by the Board of Governors of the Federal Reserve System or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (a) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (b) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date of closing the offering of the Notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P) and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(e)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Rating Category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB-to B+, will constitute a decrease of one gradation).

“Rating Date” means the date that is 60 days prior to the earlier of (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Ratings Event” means the occurrence of the events described in (a) or (b) of this definition on, or within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies): (a) if the Notes are rated by both Rating Agencies on the Rating Date as Investment Grade, the rating of the Notes shall be reduced so that the Notes are rated below Investment Grade by both Rating Agencies, or (b) if the Notes are rated below Investment Grade by at least one Rating Agency, the ratings of the Notes by both Rating Agencies shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between Rating Categories) and the Notes are then rated below Investment Grade by both Rating Agencies.

“Reference Treasury Dealer” means (i) each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors (or their respective affiliates which are Primary Treasury Dealer); provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer; and (ii) any three other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third Business Day preceding such Redemption Date.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and its successors.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

SECTION 1.03 Rules of Construction. For all purposes of this Supplemental Indenture:

(a) capitalized terms used herein without definition shall have the meanings specified in the Indenture;

(b) all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture;

(c) the terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Supplemental Indenture; and

(d) in the event of a conflict with the definition of terms or other provisions contained in the Indenture, the definitions or other provisions contained in this Supplemental Indenture shall control.

ARTICLE TWO

THE SECURITIES

There is hereby established a series of Securities pursuant to the Indenture with the following terms:

SECTION 2.01 Title of the Securities. The series of Securities shall be designated the 5.20% Senior Notes due 2021 (the “Notes”).

SECTION 2.02 Aggregate Principal Amount. The Notes will be initially issued in an aggregate principal amount of $250,000,000 (not including the Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Securities pursuant to Sections 304, 305 or 306 of the Indenture); provided that the Company may, without the consent of Holders of the Notes, issue additional Notes having the same ranking and the same interest rate, maturity and other terms as the Notes, except for the issue date, issue price and payment of interest accruing prior to the issue date of the additional Notes), which additional Notes will constitute a single series of Securities under the Indenture.

SECTION 2.03 Maturity Date. The date on which the principal of the Notes is payable is July 15, 2021, subject to the provisions of the Indenture relating to acceleration.

SECTION 2.04 Ranking. The Notes will be unsecured senior debt of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

SECTION 2.05 Interest. The Notes will bear interest from June 30, 2011, or from the most recent interest payment date to which interest has been paid or duly provided for, at a rate of 5.20% per annum, payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2012. The Company will pay interest to the Person in whose name a Note is registered at the close of business on January 1 or July 1 next preceding the interest payment date. The Company will compute interest on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date or maturity date falls on a day that is not a Business Day, the required payment of interest or principal will be made on the next Business Day as if made on the date that payment was due, and no interest will accrue on that payment for the period from and after the interest payment date or maturity date, as the case may be, to the date of the payment on the next Business Day.

SECTION 2.06 Place of Payment for Principal and Interest. The principal of and interest on the Notes will be payable at the office or agency of the Company maintained for that purpose, pursuant to the Indenture, in the City of New York, which shall be initially the corporate trust office of the Trustee; provided, however, that at the option of the Company, such payment of principal or interest may be made by check mailed to the person entitled thereto as provided in the Indenture.

SECTION 2.07 Issuance Price. The purchase price to be paid to the Company for the sale of the Notes pursuant to the terms of the Underwriting Agreement, dated as of June 27, 2011, between the Company, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Underwriters, shall be 99.185% of the principal amount of the Notes, reflecting the initial offering price to the public of the Notes of 99.835% of the principal amount of the Notes and the underwriting discount of 0.650% of the principal amount of the Notes.

SECTION 2.08 Defeasance. The Notes shall be subject to legal defeasance under Section 1302 of the Indenture and to covenant defeasance under Section 1303 of the Indenture as permitted pursuant to Section 1301 of the Indenture.

SECTION 2.09 Sinking Fund. The Notes shall not have the benefit of any sinking fund.

SECTION 2.10 Form and Dating (a) The Notes shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication.

(b) The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Notes conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.

(c) The Notes will be issued in the form of a fully-registered global security (the “Global Security”). The Depository Trust Company shall serve as the depository (the Depositary”) for the Global Security. The Global Security will be deposited with, or on behalf of, the Depositary and registered, at the request of the Depositary, in the name of Cede &Co. Except as set forth below, the Global Security may be transferred, in whole and not in part, only by the Depositary to its nominee or by its nominee to such Depositary or another nominee of the Depositary or by the Depositary or its nominee to a successor of the Depositary or a nominee of such successor. If (i) the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 calendar days after receipt of such notice from the Depositary; (ii) the Depositary ceases to be a clearing agency registered under the Exchange Act and the Company does not appoint a successor depositary within 90 calendar days of becoming aware that the Depositary has ceased to be registered as a clearing agency; (iii) the Company, in their sole discretion, determines that the Notes will be exchangeable for definitive securities in registered form and notify the Trustee of their decision; or (iv) an Event of Default with respect to the Notes represented by the Global Security has occurred and is continuing, then in each case the Company may issue Notes in certificated form in exchange for the Global Security. In each of these instances, an owner of an interest in the Global Security would be entitled to physical delivery of such Notes in certificated form. Notes so issued in certificated form will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof and will be issued in registered form only.

SECTION 2.11 Optional Redemption. (a) The Notes will be redeemable, at any time in whole or from time to time in part prior to April 15, 2021 at the option of the Company at a Redemption Price equal to the greater of:

(i) 100% of the principal amount of the Notes being redeemed; or

(ii) as determined by a Reference Treasury Dealer, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed from the Redemption Date to, but excluding, the maturity date discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate, plus 35 basis points, plus, in either case, accrued and unpaid interest thereon, if any, to but excluding the Redemption Date.

(b) On and after April 15, 2021, the Notes will be redeemable at the option of the Company, at any time in whole or from time to time in part, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, such Redemption Date.

(c) Notice of any redemption will be mailed by first class mail at least 30 days but not more that 60 days before the Redemption Date to each Holder of the Notes to be redeemed at its registered address. Once notice of redemption is mailed or otherwise transmitted to DTC, the Notes called for redemption will become due and payable on the Redemption Date and at the applicable Redemption Price, plus accrued and unpaid interest to, but excluding, the Redemption Date. Unless the Company defaults in payment of the applicable Redemption Price, interest will cease to accrue on the Notes or portions thereof called for redemption on and after the Redemption Date.

SECTION 2.12 Change of Control Repurchase Event

(a) If a Change of Control Repurchase Event occurs, Holders of the Notes may require the Company to repurchase, in cash, all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their Notes at a purchase price in cash of 101% of the principal amount, plus accrued and unpaid interest, if any, on such Notes to, but not including, the date of purchase. Within 30 calendar days following a Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall mail a notice to each Holder of Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes. The repurchase must occur no earlier than 30 days and no later than 60 days after the notice is mailed other than as required by law. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

(b) On or before the date specified for the repurchase of the Notes, the Company shall, to the extent lawful:

(i) accept for payment all the Notes or portions of the Notes properly tendered pursuant to the Company’s offer;

(ii) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of the Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of repurchased Notes.

(c) The Company shall comply with all requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes. To the extent that these requirements conflict with the provisions requiring repurchases of the Notes, the Company shall comply with such requirements instead of the repurchase provisions and shall not be considered to have breached it obligations with respect to repurchasing Notes hereunder.

(d) The paying agent will promptly deliver each holder of Notes properly tendered, the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a minimum principal amount of $2,000 and integral multiples of $1,000.

(e) The Company shall not be required to comply with the obligations of this Section 2.12 if a third party instead satisfies them, it being understood that such third party may make an offer to repurchase Notes that is conditioned and prior to the occurrence of a Change of Control. The Company shall also not be required to comply with the obligations of this Section 2.12 if notice of redemption has been given hereunder unless there has been a default in the payment of the applicable Redemption Price.

SECTION 2.13 Execution and Authentication of Notes. The Notes shall be executed on behalf of the Company by its Chairman of the Board, its Vice Chairman of the Board, its President or one of its Vice Presidents and attested by its Treasurer, one of its Assistant Treasurers, its Secretary, or one of its Assistant Secretaries. The signature of any of these officers on the Notes may be manual or facsimile. At any time and from time to time after the execution and delivery of this Second Supplemental Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication, together with an order for the authentication and delivery of such Notes, and the Trustee in accordance with such order shall authenticate and deliver such Notes. Such order may be signed by the Company’s Treasurer, one of its Assistant Treasurers, its Secretary, or one of its Assistant Secretaries.

ARTICLE THREE

MISCELLANEOUS PROVISIONS

SECTION 3.01 Ratification. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

SECTION 3.02 Governing Law. This Supplemental Indenture shall be governed by, and construed and enforced in accordance with, the laws of the jurisdiction which govern the Indenture and its construction.

SECTION 3.03 Counterparts and Method of Execution. This Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all parties have not signed the same counterpart.

SECTION 3.04 Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Supplemental Indenture as set forth in the text.

IN WITNESS WHEREOF, Carpenter Technology Corporation and U.S. Bank National Association, as Trustee have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

Carpenter Technology Corporation

By:	/s/ K. Douglas Ralph
Name:	K. Douglas Ralph
Title:	Senior Vice President and Chief
Financial Officer

By:	/s/ James D. Dee
Name:	James D. Dee
Title:	Vice President, General Counsel
and Secretary

U.S. Bank National Association, as Trustee

By:	/s/ K. Wendy Kumar
Name:	K. Wendy Kumar
Title:	Vice President

Exhibit A

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITORY OR A NOMINEE THEREOF, EXCEPT IN THE CITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO CARPENTER TECHNOLOGY CORPORATION (THE “COMPANY”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. 01	CUSIP NO.:144285 AJ2

ISIN NO.:US144285AJ27

PRINCIPAL AMOUNT: Two Hundred and Fifty Million Dollars ($250,000,000)

CARPENTER TECHNOLOGY CORPORATION

5.20% Senior Notes Due 2021

ORIGINAL ISSUE PRICE: 99.835%

ORIGINAL ISSUE DATE: June 30, 2011

INTEREST RATE: 5.20%

STATED MATURITY: July 15, 2021

INTEREST PAYMENT DATES: January 15 and July 15, commencing January 15, 2012

REGULAR RECORD DATES: January 1 and July 1 (whether or not a Business Day), as the case may be, next preceding an Interest Payment Date

Carpenter Technology Corporation, a corporation duly organized and existing under the laws of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of TWO HUNDRED AND FIFTY MILLION Dollars on

June 30, 2021 and to pay interest thereon from June 30, 2011 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on January 15 and July 15 in each year, commencing January 15, 2012, at the rate of 5.20% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security is registered at the close of business on a special record date for the payment of such defaulted interest to be set by the Trustee (a “Special Record Date”), notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

If any interest payment due or maturity date falls on a day that is not a Business Day, the required payment of interest or principal will be made on the next Business Day as if made on the date that payment was due, and no interest will accrue on that payment for the period from and after the interest payment date or maturity date, as the case may be, to the date of the payment on the next Business Day.

Payment of the principal and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the City of New York, which shall initially be the corporate trust office of the Trustee; provided, however, that at the option of the Company payment of principal or interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Date: June 30, 2011

CARPENTER TECHNOLOGY CORPORATION.

Name:	Jim Dee
Title:	Vice President, General Counsel
and Secretary

Name:	Doug Ralph
Title:	Senior Vice President and
Chief Financial Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Date: June 30, 2011

U.S. BANK NATIONAL ASSOCIATION. as Trustee

By:
Authorized Signatory

Carpenter Technology Corporation

5.20% Senior Notes Due 2021

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an indenture, dated as of January 12, 1994, as supplemented by the First Supplemental Indenture, dated as of May 22, 2003 and the Second Supplemental Indenture, dated June 30, 2011 (collectively called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank National Associate, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

The Securities will be redeemable, at any time in whole or from time to time in part prior to April 15, 2021 at the option of the Company at a Redemption Price equal to the greater of: (i) 100% of the principal amount of the Securities being redeemed; or (ii) as determined by a Reference Treasury Dealer, the sum of the present values of the remaining scheduled payments of principal and interest on the Securities being redeemed from the Redemption Date to, but excluding, the maturity date discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate, plus 35 basis points, plus, in either case, accrued and unpaid interest thereon, if any, to but excluding the Redemption Date. On and after April 15, 2021, the Securities will be redeemable at the option of the Company, at any time in whole or from time to time in part, at a Redemption Price equal to 100% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest on the principal amount of the Securities being redeemed to, but excluding, such Redemption Date.

Notice of any redemption will be mailed by first class mail at least 30 days but not more that 60 days before the Redemption Date to each Holder of the Securities to be redeemed at its registered address. Once notice of redemption is mailed or otherwise transmitted to DTC, the Securities called for redemption will become due and payable on the Redemption Date and at the applicable Redemption Price, plus accrued and unpaid interest to, but excluding, the Redemption Date. Unless the Company defaults in payment of the applicable Redemption Price, interest will cease to accrue on the Securities or portions thereof called for redemption on and after the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such Redemption Date, as set forth in the weekly Federal Reserve Statistical Release designated “H.15 (519)” (or any successor release) published by the Board of Governors of the Federal Reserve System or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (b) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means (i) each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors (or their respective affiliates which are Primary Treasury Dealer); provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer; and (ii) any three other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by the Reference Treasury Dealer at 3:30 p.m., New

York City time, on the third Business Day preceding the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall affect or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ASSIGNMENT FORM

To assign this Security, fill in the form below: (I) or (we) assign and transfer this Security to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                              agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Security)

Signature Guarantee:

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 2.12 of the Second Supplemental Indenture, check the box:

☐	2.12 Change of Control Repurchase Event

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 2.12 of the Second Supplemental Indenture, state the amount: $            .

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Security)

Tax I.D. number

Signature Guarantee:

(Signature must be guaranteed by a

participant in a recognized signature

guarantee medallion program)